EXHIBIT 10.17(b)

MANPOWER INC.

PERFORMANCE SHARE UNIT AGREEMENT

This Performance Share Unit Agreement (this “Agreement”) is executed as of                              by and between MANPOWER INC., a Wisconsin corporation (the “Corporation”), and                              (the “Employee”).

W I T N E S S E T H:

WHEREAS the Board of Directors of the Corporation has established the 2003 Equity Incentive Plan (the “Plan”) with the approval of the shareholders of the Corporation; and

WHEREAS, the Employee has been granted Performance Share Units under the Plan subject to the terms provided in this Agreement and the Plan.

NOW, THEREFORE, the Corporation and the Employee hereby agree as follows:

1. Provisions of Plan Control. This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference. The Plan empowers the Administrator to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of the Administrator with respect to the Plan shall be binding upon the Employee. Unless otherwise provided herein, all capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan. A copy of the Plan will be delivered to the Employee upon reasonable request.

2. Terms of Award and Performance Goal. The Employee has been granted a Target Grant of              Performance Share Units under the Plan. The actual number of Performance Share Units earned by Employee will be determined as described below, based upon the actual achievement of the Performance Goal during the Performance Period. The Performance Goal shall be based upon [insert Performance Goal as defined in Section 2(u) of the Plan]. Threshold [Performance Goal] is the minimum [Performance Goal] for the Performance Period that must be achieved by the Corporation in order for the Employee to qualify for any Award, Target [Performance Goal] is the expected achievement of [Performance Goal] for the Performance Period, and Maximum [Performance Goal] is the maximum [Performance Goal] for the Performance Period that could be achieved that would result in an increase in the number of Performance Share Units earned under this Award.

Average [Performance Goal] During the Performance Period	Resulting Performance Share Units Earned
Threshold [Performance Goal]	% of Target Grant
Target [Performance Goal]	% of Target Grant
Maximum [Performance Goal]	% of Target Grant

Actual [Performance Goal] for the Performance Period between Threshold [Performance Goal] and Target [Performance Goal], or between Target [Performance Goal] and Maximum [Performance Goal], shall result in an Award of Performance Share Units determined on a linear basis. In the event that the actual [Performance Goal] is less than Threshold [Performance Goal] for the Performance Period, no Performance Share Units shall be earned under this Award. In the event that the Corporation’s actual [Performance Goal] exceeds the Maximum [Performance Goal] for the Performance Period, Performance Share Units in the amount of     % of the Target Grant shall be earned. Notwithstanding the foregoing, the Committee retains the discretion to decrease the number of Performance Share Units earned under this Award.

3. Award Payment. The number of Performance Share Units earned shall be paid in Shares after the Performance Period as soon as administratively practicable after the Committee has approved and certified the number of Performance Share Units that have been earned hereunder. Notwithstanding the foregoing, Awards of Performance Share Units that become earned and vested upon the Employee’s death, Disability or a Triggering Event as provided in Sections 4 or 5 below shall be paid in Shares as soon as administratively practicable after such death, Disability or Triggering Event. Further, to the extent that Performance Share Units granted hereunder are earned and vested upon the Employee’s Retirement and are nonqualified deferred compensation subject to Section 409A of the Code, such Award shall be paid to the Employee in Shares on the date that is the later of (i) six (6) months after the date of the Employee’s “separation of service” as such term is defined under Section 409A of the Code, or (ii) as soon as administratively practicable after the date the Committee has certified and approved the number of Performance Share Units that have been earned hereunder.

4. Termination of Employment. Except as otherwise provided in the Plan and except as otherwise provided in this Agreement, Employee must be an employee of the Corporation or its direct and indirect subsidiaries (collectively, the “Manpower Group”) continuously from the date of this Award until the last day of the Performance Period in order for Employee to receive any Shares with respect to any Performance Share Units he or she may earn hereunder. Notwithstanding the foregoing, Section 10(d)(2) of the Plan, regarding the earning and accelerated vesting of Awards upon a death, Disability or Retirement, shall not apply to this Agreement. Instead, if the Performance Share Units have not previously been earned or forfeited, the Employee shall immediately earn and become vested in a prorated number of Performance Share Units upon the Employee’s death or Disability or Retirement. The number of Performance Share Units earned upon a death or Disability shall be the number of Performance Share Units determined by multiplying the Target Grant by the quotient of: (x) the number of days between and including the date of this Agreement and the date of the Employee’s death or Disability divided by (y) the number of days in the Performance Period. The number of Performance Share Units earned in connection with a Retirement shall be number of Performance Share Units determined by multiplying the number of Performance Share Units that would have been earned at the end of the Performance Period, determined in accordance with the actual [Performance Goal] achieved at the end of the Performance Period, by the quotient of (x) the number of days between and including the date of this Agreement and the date of the Employee’s Retirement divided by (y) the number of days in the Performance Period.

5. Triggering Event. Section 10(e) of the Plan, regarding the earning and accelerated vesting of Awards after a Triggering Event or during a Protected Period, shall not apply to this Agreement. Instead, upon a Triggering Event while the Employee is employed by the Corporation, the Employee shall earn and become vested in a prorated number of Performance Share Units. The number of Performance Share Units earned upon such Triggering Event shall be the number of Performance Share Units determined by multiplying (i) the resulting number of Performance Share Units that would have been earned at the end of the Performance Period, determined by adjusting the [Performance Goal] targets on a pro rata basis for less than the entire Performance Period and then applying the actual [Performance Goal] achieved as of the date immediately prior to the date of the Triggering Event, by (ii) the quotient of: (x) the number of days between and including the date of this Agreement and the date of the Employee’s Triggering Event divided by (y) the number of days in the Performance Period.

6. Dividends and Voting Rights. The Employee shall not be entitled to receive any dividends for his or her Performance Share Units and shall not be entitled to voting rights with respect to such Performance Share Units.

7. Taxes. The Corporation may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant or vesting of such Performance Share Units or payments of Shares in connection with the Performance Share Units, and the Corporation may defer making delivery of any Shares in respect of Performance Share Units until arrangements satisfactory to the Corporation have been made with regard to any such payment, reimbursement, or withholding obligation.

8. Definitions.

a.	“[Performance Goal]” means [insert definition].

b.	“Performance Period” means the -month period beginning on and ending on .

c.	“Service” means the period beginning on the date the Employee’s employment with the Manpower Group commences and ending on the date the Employee’s employment with the Manpower Group terminates.

d.	“Retirement” will mean termination of the Employee’s employment on or after the Employee has attained age 55 and has completed 10 years of Service.

9. Multiple Executed Copies. This Agreement may be executed in multiple copies, each of which will constitute an original, and which together will constitute one and the same agreement providing for a single grant of Performance Share Units.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed as of the date and year first above written.

MANPOWER INC.

By:

The undersigned Employee hereby accepts the foregoing grant of Performance Share Units and agrees to the several terms and conditions hereof and of the Plan.

Employee

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